EXHIBIT 10.3

[Regions Logo]

                         , 20

<Name>

<Address 1>

<Address 2>

Dear <Name>:

Pursuant to the terms and conditions of the company’s Regions Financial Corporation 2006 Long-Term Incentive Plan (the “Plan”) and the attached Award Agreement (within the meaning of the Plan), you have been granted a Performance Based Non-Qualified Stock Option for <number> shares of stock.

Granted To:	<Name>

Grant Date:	February 24, 2009

Granted:	<number>

Exercise Price:	$3.29

Vesting Schedule and Performance-Based Conditions:

<number1>/1/ NQOs on the later of (i) 2/24/2010 or (ii) the first date after 2/24/2009 on which the closing share price of Regions Common Stock as quoted on the New York Stock Exchange first equals or exceeds $4.11.

<number1>/1/ NQOs on the later of (i) 2/24/2011 or (ii) the first date after 2/24/2009 on which the closing share price of Regions Common Stock as quoted on the New York Stock Exchange first equals or exceeds $4.38.

<number1>/1/ NQOs on the later of (i) 2/24/2012 or (ii) the first date after 2/24/2009 on which the closing share price of Regions Common Stock as quoted on the New York Stock Exchange first equals or exceeds $4.94.

/1/ one-third of the number of options granted.

By your signature below, you and Regions agree that this Award is granted under and governed by the terms and conditions of the Plan, the Award Agreement and this grant notice.

Signed:	Date:

Please sign one copy of this document and return it to Executive Compensation, Regions Center, xx Floor in the enclosed pre-addressed interoffice envelope.

[Regions Logo]

PERSONAL AND CONFIDENTIAL

PERFORMANCE-BASED STOCK OPTION AGREEMENT

Under the

REGIONS FINANCIAL CORPORATION 2006 LONG-TERM INCENTIVE PLAN

You have been awarded performance-based stock options (the “options” or “Award”) under the Regions Financial Corporation 2006 Long-Term Incentive Plan (the “Plan”). The value of your Award will be determined by the amount of any appreciation in the price of Regions common stock between the date of grant of your Award and the date you exercise the Award.

The terms and conditions of the Plan are incorporated in this document by reference as if fully set forth herein. The Plan is administered by the Compensation Committee (the “Committee”) of the Board of Directors. This document sets out some of the specific terms of your Award and constitutes the Award Agreement required by the Plan. You should retain it for future reference. References to defined terms in the Plan are capitalized in this Award Agreement. The Plan and this Award Agreement set forth the terms and conditions applicable to your Award. The prospectus for the Plan provides you with helpful summary information and explanations related to your Award. However, in the event of a conflict or inconsistency between the prospectus and the Plan and this Award Agreement, the Plan and this Award Agreement shall govern. The Plan and the prospectus are currently obtainable by logging on to Wealthviews at https://www.wealthviews.com/rf/. You should note that in the event of any conflict or inconsistency between the provisions of this Award Agreement and the terms and conditions of the Plan, the terms and conditions of this Award Agreement will control.

Your options consist of “nonqualified stock options” for federal income purposes. Upon the exercise of a nonqualified option you are automatically deemed to incur taxable income at ordinary income tax rates. For a summary description of the tax consequences to you, please refer to the Plan prospectus. You should consult your tax advisor to understand the tax impact of this Award on your individual tax situation.

The number and type of options subject to this Award, the dates on which they become exercisable (i.e., “vest”), and the performance conditions that must be satisfied in order for some or all of the options under this Award to become exercisable are set forth in the grant notice attached hereto and incorporated herein by reference. Specific information concerning this Award is currently available to you online through Wealthviews.

If your employment ceases by reason of death or Disability or if a Change in Control occurs while you are employed by Regions, the time lapse conditions for vesting of the options under this Award will be deemed to have been satisfied and this Award will be exercisable if and to the extent the performance-based conditions are satisfied before the first anniversary of your death or Disability or by the last trading day prior to the 10th anniversary of the date of grant of the Award in the event of Change in Control. In the event of termination of your employment by retirement at or after age 55 with 10 years of service prior to November 30 of the calendar year of the grant, your Award will be forfeited. In the event of termination of your employment by retirement at or after age 55 with 10 years of service on or after November 30 of the calendar year of the grant, the time lapse conditions for vesting of the options will be deemed satisfied and the options will be exercisable if and to the extent the performance based conditions are satisfied before the earlier of the first anniversary of your death or Disability or by the last trading day prior to the 10th anniversary of the date of grant of the Award. The period of time during which you may exercise your exercisable options (including options that become exercisable upon satisfaction of performance conditions during the specified time period) after the foregoing termination and vesting events and certain other events is set forth in the following table.

EVENT
	Employment ceases by reason of...					Change in Control occurs during Employment
	Death	Disability	Retirement (at age 55 with 10 years service after November 30 of the calendar year of the grant)	Other Cessation of Employment (other than termination for Cause)	Termination for Cause
LENGTH OF TIME TO EXERCISE AFTER DATE OF EVENT TO EXERCISE EXERCISABLE OPTIONS	1 year	1 year	By close of stock market on the last trading day prior to the 10th anniversary of the grant.	3 months	0 days	By close of stock market on the last trading day prior to the 10th anniversary of the grant.

If you die during the one year period applicable to Disability or the three month period applicable to other cessation of employment, then the specified time period will be extended for the one year period following the date of your death. In this case, the exercisable options (including options that become exercisable upon satisfaction of performance conditions during the specified time period) may be exercised by your representative or beneficiary.

Notwithstanding anything in the Plan to the contrary, if you cease to be employed by Regions for Cause or for any other reason except retirement at or after age 55 with 10 years of service that occurs on or after November 30 of the calendar year of the grant, death, or Disability, (i) any options as to which the time lapse conditions (i.e., February 24, 2010, 2011 and 2012, as applicable) have not been satisfied will be forfeited as of the date your employment terminates, (ii) any options as to which the time-lapse restrictions have been met and the performance-based conditions are satisfied during the specified time period will be exercisable for 3 months following the date your employment terminates, and (iii) any options as to which the time-lapse restrictions have been met but the performance-based conditions are not satisfied during the specified time period will be forfeited.

You may exercise the exercisable portion of your option under this Award in whole or part by initiating an exercise by calling the Regions stock team at 1-800-287-6158, or by such other method as may be implemented by the Plan and communicated to option holders from time to time. If the option is exercised by a person other than you (in accordance with the terms of the Plan), such person may also be required to provide appropriate proof of his or her right to exercise the option. You may pay the option price due at exercise (i) in cash or by check, (ii) by tendering previously owned unrestricted shares of Regions common stock having an aggregate fair market value at the time of exercise equal to the total option price if you have held such shares for at least six months, or (iii) by a combination of (i) and (ii). You may also make cashless exercises (a simultaneous exercise and sale). However, your ability to make cashless exercises may be affected by the federal securities laws. For example, because a cashless exercise involves a sale of Regions securities on your behalf, such a transaction would not be permissible if at the time of the transaction you were in possession of undisclosed, material information concerning Regions. Please consult with the Law Department if you have any questions concerning your ability under the securities laws to make a cashless exercise at any time. Upon exercise of the option, you may elect to satisfy any federal tax withholding requirements in whole or in part by having shares withheld that you would otherwise receive, to the extent and in the manner allowed by the Plan.

If at any time the Committee shall determine in its discretion, that listing, registration or qualification of the shares of stock covered by the options under this Award upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition to the exercise of the option, the option may not be exercised in whole or in part unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

Notwithstanding anything in this Award Agreement, the Plan or the grant notice to the contrary, in no event shall the options under this Award become exercisable, or be settled, paid or accrued, if any such exercise, settlement, payment or accrual would be in violation of applicable law (including, but not limited to, Section 111 of the Economic Stabilization Act of 2008, as amended, and any rules, regulations and standards established thereunder).

By signing the grant notice for this Award, you agree and acknowledge that you accept the grant of this Award on the terms and subject to the conditions set forth in this Award Agreement and you further acknowledge and agree that, subject to the terms of the Plan, (1) this Award Agreement and the grant notice contains the entire agreement of Regions and you relating to the subject matter of this Award Agreement and supersedes and replaces all prior agreements and understandings with respect to such subject matter; (2) that Regions and you have made no agreements, representations or warranties relating to the subject matter of this Award Agreement which are not set forth in this Award Agreement; (3) that no provision of this Award Agreement or the grant notice may be amended, modified or waived unless such amendment, modification or waiver is authorized by the Compensation Committee of the Board of Directors and is agreed to in writing and is signed by an officer of the corporation actually authorized to do so, and (4) that this Award Agreement and the grant notice are binding on the Company’s and your successors and assigns.

I congratulate you on your Award. Thank you for your service to Regions!

REGIONS FINANCIAL CORPORATION

By:	/s/ C. Dowd Ritter
Name:	C. Dowd Ritter
Title:	Chairman, President & CEO